Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 9, 2019		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Q3 Net Sales Up 10.7%

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its third quarter results for the quarter ended March 31, 2019.

Sales for the third quarter were $4,860,247, which is a 10.7% increase from sales of $4,390,454 for the same three month period one year ago. The three month net income was $172,306, compared to a net loss of $762,150 for the third quarter last year. Diluted and basic income per common share for the quarter was $0.02 compared to diluted and basic loss per common share of $0.10 for the three month period one year ago.

Sales for the nine months ended March 31, 2019, decreased 1.9% from $16,365,370 in the same period last year to $16,056,313 in the current year. The nine month net income was $373,838 compared to a net loss of $3,681,626 for the same period last year. Diluted and basic income per common share was $0.05 for the nine months ended March 31, 2019 compared to a loss per common share of $0.50 for the same nine month period one year ago.

"Sales increased in both export and domestic markets in the quarter ended March 2019," Michael J. Koss, Chairman and CEO, said today. "Export distributors have shown continued strength especially in Scandinavia and the Czech Republic. The domestic sales increase was driven by direct to consumer and a couple key distributors. Net income improvements reflect the improving sales picture and the impact of spending reductions initiated last year."

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary

Exhibit 99.1

from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2019	2018	2019	2018
Net sales	$4,860,247	$4,390,454	$16,056,313	$16,365,370
Cost of goods sold	3,205,039	3,377,035	10,907,425	11,791,297
Gross profit	1,655,208	1,013,419	5,148,888	4,574,073

Selling, general and administrative expenses	1,505,922	1,771,295	4,798,045	5,203,125
Interest expense	—	—	—	5,218
Income before income tax provision	149,286	(757,876)	350,843	(634,270)

Income tax provision	(23,020)	4,274	(22,995)	3,047,356

Net income (loss)	$172,306	$(762,150)	$373,838	$(3,681,626)

Income (loss) per common share:
Basic	$0.02	$(0.10)	$0.05	$(0.50)
Diluted	$0.02	$(0.10)	$0.05	$(0.50)
Weighted-average number of shares
Basic	7,404,831	7,382,706	7,397,291	7,382,706
Diluted	7,413,391	7,382,706	7,423,517	7,382,706